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                                                                    EXHIBIT 23.5





                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to incorporate by reference into this Registration Statement its audit report with respect to the financial statements of Simon Transportation Services, Inc. as of September 30, 2001 and the three years then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this Registration Statement WITHOUT SUCH CONSENT FROM ARTHUR ANDERSEN. The absence of such consent may limit recovery by purchasers of the securities offered by this Registration Statement on certain claims, including the inability of such purchasers to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements as of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements.